SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             BLUE RIDGE FUNDS TRUST:
                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with such notification of registration submits the following information:

         Name:  Blue Ridge Funds Trust

     Address of Principal  Business Office (No. and Street,  City, State and Zip
Code): 107 North Washington Street, Post Office Box 4365, Rocky Mount, North Carolina 27803-0365

         Telephone Number: 1-800-525-3863

     Name and address of agent for service of process: Jeffrey M. Doyon, Chief Executive Officer and President, Blue Ridge Advisors, Inc., 84 Villa Road, B37, Greenville, S.C. 29615

         Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940, as amended, concurrently with the filing of Form 8A:

         YES    |X|                   NO     | |

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the State of South Carolina on the 29th day of September, 1997.

                                  Blue Ridge Funds Trust

                                  /s/ Jeffrey M. Doyon
                                  --------------------------------
                                  By:  Jeffrey M. Doyon
                                  Title:  President and Chief Financial Officer

Attest:

/s/ Kayle Bond
-----------------
By:      Kayle Bond
Title:   Notary Public